Exhibit 4.4


                           HIRSCH INTERNATIONAL CORP.
                      NON-QUALIFIED STOCK OPTION AGREEMENT



     AGREEMENT, made and entered into this 26th day of March, 1997, between HIRSCH INTERNATIONAL CORP., a Delaware corporation with its principal place of business at 200 Wireless Boulevard, Hauppauge, New York 11788 (the "Corporation"), and CHARLES BECKEY, residing at Five Paonia, Littleton, CO 80127 (the "Optionee").

     WHEREAS, simultaneously herewith the Corporation has entered into an employment agreement with the Optionee pursuant to which the Corporation has agreed to grant to the Optionee an option to purchase an aggregate of Twelve Thousand Nine Hundred Three (12,903) authorized but unissued shares of the Corporation's Class A Common Stock, par value $.01 per share (the "Common Shares"), upon the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, for good and valuable consideration paid by the Optionee to the Corporation, the receipt and sufficiency of which is hereby acknowledged, and the mutual covenants hereinafter set forth, the parties agree as follows:

     1. Grant of Option. The Corporation hereby grants to the Optionee the right and option to purchase all or any part of an aggregate of Twelve Thousand Nine Hundred Three (12,903) Common Shares (subject to adjustment as provided in Paragraph 6 hereof) on the terms and conditions set forth herein (the "Option").



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     2.  Purchase  Price.  The purchase  price of Common  Shares  covered by the
Option shall be the closing bid price of the Corporation's Class A Common Stock on the date hereof as reported by NASDAQ (subject to adjustment as provided in Paragraph 6 hereof).

     3. Vesting of Option.  The Option granted hereby shall be exercisable as to
(i) Three Thousand Two Hundred Twenty Six (3,226) Common Shares commencing one year from the date hereof, (ii) an additional Three Thousand Two Hundred Twenty Six (3,226) Common Shares commencing two years from the date hereof, (iii) an additional Three Thousand Two Hundred Twenty Six (3,226) Common Shares commencing three years from the date hereof, and (iv) an additional Three Thousand Two Hundred Twenty Five (3,225) Common Shares commencing four years from the date hereof.

     4. Method of Exercising Option. If the Optionee elects to exercise the Option, he may do so in whole or in part (to the extent that it is exercisable in accordance with its terms) by giving written notice to the Corporation, specifying therein the number of Common Shares which he then elects to purchase. Such notice shall be accompanied by payment of the full purchase price accompanied by cash or by a certified check.

     As soon as practicable after receipt by the Corporation of such notice and of payment in full of the purchase price of all the Common Shares with respect to which the Option has been exercised, a certificate or certificates representing such Common Shares shall be issued in the name of the Optionee and shall be delivered to the Optionee. All Common Shares shall be issued only upon receipt by the Corporation of the Optionee's representation that the Common Shares are purchased for investment and not with a view toward distribution thereof.

     5. Availability of Shares. The Corporation, during the term of this Option, shall keep available at all times the number of shares of common stock required to satisfy the Option. The Corporation shall utilize its best efforts to comply with the requirements of each regulatory commission or agency having jurisdiction in order to issue and sell the Common Shares to satisfy the Option. Such compliance will be a condition precedent to the right to exercise the Option. The inability of the Corporation to effect such compliance with any such regulatory commission or agency which counsel for the Corporation deems necessary for the lawful issuance and sale of the Common Shares to satisfy this Option shall relieve the Corporation from any liability for failure to issue and sell the Common Shares to satisfy the Option for such period of time as such compliance is not effectuated.

     6. Adjustments. If prior to the exercise of any option granted hereunder the Corporation shall have effected one or more stock split-ups, stock dividends, or other increases or reductions of the number of shares of its common stock outstanding without receiving compensation therefor in money, services or property, the number of Common Shares subject to the option hereby granted shall (a) if a net increase shall have been effected in the number of outstanding shares of the Corporation's Common Shares, be proportionately increased and the cash consideration payable per Common Share shall be proportionately reduced; and (b) if a net reduction shall have been effected in the number of outstanding shares of the Corporation's Common Shares, be proportionately reduced and the cash consideration payable per Common Share be proportionately increased.


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     7.  Non-Transferability  of Option  and Common  Shares.  The holder of this
Option, by acceptance hereof, represents, warrants and agrees as follows:

     (a) Optionee is acquiring the Option for his own account and not with a view to the resale or distribution thereof.

     (b) This Option and the right to purchase the Common Shares hereunder is personal to the Optionee and shall not be transferred by Optionee other than by will or the laws of descent and distribution and may be exercised during Optionee's lifetime only by the Optionee or the Optionee's guardian or legal representative. The Option may not be pledged or otherwise hypothecated.

     (c) The holder hereof has been advised and understands that the Option has been issued in reliance upon exemptions from registration under the Securities Act and applicable state statutes; the exercise of the Option and resale of the Option and the Common Shares have not been registered under the Securities Act or applicable state statutes and must be held and may not be sold, transferred, or otherwise disposed of for value unless (i) they are subsequently registered under the Securities Act or (ii) unless an exemption from such registration is available and the Optionee has furnished the Corporation with notice of such proposed transfer and the Corporation's legal counsel, in its reasonable opinion, shall deem such proposed transfer to be so exempt.

     8. Stockholder's Rights. The Optionee shall not have any of the rights of a stockholder with respect to the Common Shares until such shares have been issued after the due exercise of the Option.


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     9. Acknowledgements. The Optionee hereby acknowledges that:

     (a) The Option is not intended to qualify as an incentive stock option under Section 422A of the Internal Revenue Code of 1986, as amended, and that the tax benefits associated with incentive stock options will not be available in connection with the granting and exercise of the Option or the sale of the Common Shares.

     (b) If Optionee exercises the Option, he must bear the economic risk of the investment in the Common Shares for an indefinite period of time since the Common Shares will not have been registered under the Act and cannot be sold by Optionee unless they are registered under the Act or an exemption therefrom is available thereunder.

     (c) The Corporation shall place stop transfer orders with its transfer agent against the transfer of the Common Shares in the absence of registration under the Act or an exemption therefrom. (d) In the absence of registration, the certificates evidencing the Common Shares shall bear the following legend:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND ARE "RESTRICTED SECURITIES" WITHIN THE MEANING OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLYING WITH RULE 144 IN THE ABSENCE OF EFFECTIVE REGISTRATION OR OTHER COMPLIANCE UNDER THE SECURITIES ACT.

     10. Withholding and Deductions. Notwithstanding anything to the contrary contained herein, if at any time specified herein for the making of any payment of cash or any delivery of Common Shares to the Optionee, any law or regulation of any governmental authority having jurisdiction in the premises shall require the Corporation to withhold, to make any deduction for any taxes or take any other action in connection with the payment or delivery then to be made, such payment or delivery, as the case may be, shall be deferred until such withholding or deduction shall have been adequately provided for, in the opinion of the Board of Directors of the Corporation.

     11. Registration Rights. The Corporation agrees to promptly file a registration statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission with respect to the Common Shares.

     12. Termination of Option. To the extent not heretofore exercised, this Option shall terminate at 5:00 P.M. New York City time on March 27, 2002.

     13. Notices. All notices, requests, deliveries, payments, demands and other communication which are required or permitted to be given under this Agreement shall be in writing and shall either be delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the parties at their respective addresses as first set forth above, or to such other address as either shall have specified by notice in writing to the other, and shall be deemed duly given hereunder when so delivered or mailed, as the case may be.

     14. Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

     15. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.


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     16.  Successors and Assigns.  This Agreement  shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns and representatives. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

     17. Validity and Construction. The validity and construction of this Option shall be governed by the laws of the State of Delaware. Such construction is vested in the board and its construction shall be final and conclusive. IN WITNESS WHEREOF, the Corporation has caused this Option Agreement to be executed by its proper corporate officers thereunto duly authorized.

                                 HIRSCH INTERNATIONAL CORP.


                             By: /s/Kenneth Shifrin
                                 ________________________________________
                                 Kenneth Shifrin, Chief Financial Officer



                                 /s/Charles Beckey
                                 _________________________________________
                                 Charles Beckey, Optionee









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